SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Minnesota Electric Rate Case
In November 2010, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, filed a request with the Minnesota Public Utilities Commission (MPUC) to increase annual electric rates in Minnesota for 2011 by approximately $150 million, or an increase of 5.62 percent.  The rate filing is based on a 2011 forecast test year and included a requested return on equity (ROE) of 11.25 percent, an electric rate base of approximately $5.6 billion and an equity ratio of 52.56 percent.  In January 2011, NSP-Minnesota revised its requested 2011 rate increase to $148.3 million as the result of the sale of certain transmission assets.

NSP-Minnesota requested an additional increase of $48.3 million or 1.81 percent effective Jan. 1, 2012, to address certain known and measurable cost increases in 2012. The MPUC approved an interim rate increase of $123 million, subject to refund, effective Jan. 2, 2011.  The interim rates remain in effect until the MPUC makes its final decision on the case.  An MPUC decision is anticipated in the fourth quarter of 2011.

On April 5, 2011, intervening parties filed direct testimony proposing modifications to NSP-Minnesota’s rate request.  The Minnesota Office of Energy Security (OES) recommended an increase for 2011 of approximately $56.9 million, based on a recommended ROE of 10.53 percent and an equity ratio of 52.56 percent.  The OES recommended several other adjustments, including a $21.5 million decrease in NSP-Minnesota’s proposed income tax expense for 2011 and decreases of approximately $12.4 million to NSP-Minnesota’s proposed expenses related to employee compensation, health and pension benefits.  The OES also proposed several other reductions to NSP-Minnesota’s operating and maintenance budgets as well as rate base totaling approximately $23.5 million including rent expense, certain nuclear outage costs, transmission revenue increases and disallowance of a portion of NSP-Minnesota’s investment in the Nobles Wind Project ($1.9 million) in excess of the original  amount included in NSP-Minnesota’s filing for approval.

Finally, the OES recommends an additional increase for 2012 of approximately $34 million to address certain known and measurable cost increases in 2012 associated with NSP-Minnesota's nuclear costs.

Other interveners included the Minnesota Office of the Attorney General (OAG), the Minnesota Chamber of Commerce (the Chamber), the Large Industrial Customer Group (XLI) and the Commercial Group.  The OAG recommended changes to NSP-Minnesota’s proposed deferral and amortization treatment of nuclear outage expenses and NSP-Minnesota’s proposed ratemaking treatment of capitalized retiree medical expenses.  The XLI recommended changes to NSP-Minnesota’s proposed ROE and capital structure, as well as a reduction in NSP-Minnesota’s recommended depreciation expense.

The following procedural schedule has been established for the remainder of the case:

•	Rebuttal testimony due May 4, 2011;
•	Surrebuttal testimony due May 26, 2011;
•	Evidentiary hearings due June 1-8, 2011;
•	Initial brief due July 29, 2011;
•	Reply brief and findings due Aug. 19, 2011;
•	Administrative law judge (ALJ) report Sept. 19, 2011; and
•	MPUC order due Nov. 28, 2011.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or imposed environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Minnesota in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Minnesota’s Annual Report on Form 10-K for the year ended Dec. 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 6, 2011	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ DAVID M. SPARBY
David M. Sparby
Vice President and Chief Financial Officer